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                                                                     Exhibit 8.2



                                January 24, 2000

PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT




Styleclick.Com, Inc.
3861 Sepulveda Blvd.
Culver City, California  90230

         RE: MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 24, 2000 (THE "AGREEMENT") BETWEEN USANI SUB LLC ("NEWCO") AND STYLECLICK.COM, INC. ("TARGET")
                  ---------------------------------------------------------

Dear Sirs:

         You have requested our opinion in connection with the proposed merger (the "Merger") of Merger Sub, a California corporation, with and into Target pursuant to the terms of the Agreement. As a result of the Merger, each issued and outstanding share of Target common stock shall be converted into the right to receive one share of the common stock of Newco.(1) Specifically, this opinion letter considers whether the Merger should qualify for U.S. Federal income tax purposes as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E).(2)

         Our opinion represents and is based upon our best judgment regarding the application of the Code and the Treasury Regulations applicable thereunder, existing judicial decisions, administrative regulations, published rulings and procedures, and current administrative practice


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(1) Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Agreement.

(2) Hereinafter the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury Regulations thereunder will be cited by Section only.


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January 24, 2000
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of the U.S. Internal Revenue Service (the "IRS") as of this date and such other laws and facts as we have deemed relevant and necessary. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. Federal income tax laws.

         No ruling will be obtained from the IRS on the issues to which this opinion is addressed. Unlike such a ruling, an opinion of counsel has no binding effect on the IRS or the courts. In the absence of a ruling there can be no assurance that the IRS will not disagree with, or challenge in court, the opinion set forth herein, or that such challenge will not prevail. If the IRS were successful in challenging the conclusions reached in this opinion, certain tax consequences expected by Target, Newco or any other party to the Merger may not be achieved.

         This opinion is provided solely for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our express written permission. Without exception, this opinion is not being provided as legal or other advice to any persons and does not create an attorney-client relationship with any person, other than Target.

                                   I. OPINION

         Based upon the representation letters attached hereto as Exhibit A and Exhibit B, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

         a. The Merger should qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E).

         b. Since the Merger should qualify as a tax-free reorganization,

         (i) the holders of common stock of Target ("Target Common Stock") will recognize no gain or loss as a result of the exchange of such shares for shares of Newco common stock, with par value $.01 ("Newco Common Stock") pursuant to the Merger. However, gain or loss will be recognized on the receipt by such shareholders of cash, if any, in exchange for the April 1999 Warrants. Any gain or loss recognized as a result of the receipt of cash by a shareholder of Target in exchange for an April 1999 Warrant will be treated as capital gain or loss equal to the difference between the cash received and the shareholder's basis in such Warrant;

         (ii) the tax basis of the shares of Newco Common Stock received by each shareholder


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January 24, 2000
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                  of Target will equal the tax basis of such shareholder's
                  shares of Target Common Stock exchanged in the Merger;

         (iii) the holding period for the shares of Newco Common Stock received by each shareholder of Target will include the holding period for the shares of Target Common of such shareholder exchanged in the Merger;

         (iv) Merger Sub will recognize no gain or loss as a result of the Merger, and

         (v) Target will recognize no gain or loss as a result of the Merger.

                                  II. GENERAL

         For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:(3)

         1. The Agreement and any other agreements associated therewith;

         2. Representations made to us by Target in a letter, a copy of which is attached hereto as Exhibit A;

         3. Representations made to us by Parent in a letter, a copy of which is attached hereto as Exhibit B;

         4. Such other instruments and documents related to the formation, organization and operation of Merger Sub, Newco, Parent or Target, to the consummation of the Merger and the contemplated transactions as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that each of the representations made by Parent and Target, and any other documents or agreements associated therewith is and will be true, correct and complete.

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(3) We shall assume that, original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We shall further assume that the Merger will be effective under the laws of the states of Delaware and California, and that the Parent and Target are and will be solvent.



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January 24, 2000
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         Our opinion addresses only the qualification of the Merger as a reorganization under Section 368(a) of the Code and does not address any other legal or tax implications that might be raised from the Merger, any other contemplated transactions, or any other activities and transactions relating to the Parties.

         No opinion is expressed as to any transaction whatsoever, including the Merger, if all the contemplated transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provision thereof or if all of the representations, warranties, statements or assumptions upon which we relied are not true and accurate at all relevant times.

                                             Very truly yours,

                                             /s/ Coudert Brothers

                                             Coudert Brothers


Attachments:     Exhibit A
                 Exhibit B